Exhibit (i)(1)

January 25, 2024

Amplify ETF Trust

3333 Warrenville Road, Suite 350

Lisle, Illinois 60532

Re:	Amplify ETF

Ladies and Gentlemen:

Re:	Amplify Travel Tech ETF

We have acted as special Massachusetts counsel to Amplify ETF Trust (the "Trust") on behalf of its series, Amplify Travel Tech ETF (the "Fund"), in connection with the Trust's Post-Effective Amendment to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on or about January 25, 2024 (as proposed to be amended, the "Registration Statement") with respect to the Fund’s common shares of beneficial interest, $.01 par value per share (the "Shares").

In connection with the furnishing of this opinion, we have examined the following documents:

(a)     a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b)     a copy, stamped as filed with the Secretary of the Commonwealth of Massachusetts on March 29, 2016, of the Trust’s Amended and Restated Declaration of Trust, dated as of November 5, 2015 (the “Declaration”);

(c)     a copy of the Trust’s Amended and Restated Designation of Series, effective as of September 12, 2023, as filed with the Secretary of the Commonwealth of Massachusetts on November 1, 2023 (the “Designation”);

(d)     a certificate executed by the Secretary of the Trust, certifying as to the Trust’s Declaration, Designation, the Trust’s By-laws and certain resolutions adopted by the Trustees of the Trust at a meeting held on June 16, 2023 (the “Resolutions”); and

(e)     a draft received on January 14, 2024 of the Registration Statement.

Morgan, Lewis & Bockius llp
One Federal Street
Boston, MA 02110-1726 United States	+ 1.617.341.7700 + 1.617.341.7701

Amplify ETF Trust

January 25, 2024

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the draft referred to in paragraph (e) above, and that the Declaration, Designation, By-laws and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law, which any tribunal may apply to such transaction. In addition, to the extent that the Trust’s Declaration, Designation or By-laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “Act”), or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Amplify ETF Trust

January 25, 2024

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1.     The Trust is existing under the Trust’s Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2.     The Shares, when issued and sold for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
MORGAN, LEWIS & BOCKIUS LLP